Exhibit 24.2





The following is an extract from a Unanimous Written Consent of the Board of Directors of Southern Investments UK plc to the Adoption of Certain Action and Resolution in Lieu of Meeting:

         "RESOLVED FURTHER, that for the purpose of signing the Registration Statement under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission with respect to the foregoing, the Company, the members of its Board of Directors, and its officers are authorized to give their several powers of attorney to Mark R. Ogle, Wayne Boston and Richards Childs."

Effective January 20, 1997.